Exhibit 99.1

DESCRIPTION OF NEOLEUKIN’S BUSINESS

Overview

Following the closing of our acquisition of Neoleukin Therapeutics, Inc. in accordance with the terms of the Agreement and Plan of Merger dated August 5, 2019 by and among us, Neoleukin Therapeutics, Inc. and Apollo Sub, Inc., or the Merger, we are a biotechnology company that uses sophisticated computational algorithms to design de novo protein therapeutics to address significant unmet medical needs in oncology, inflammation, and autoimmunity. We use our proprietary platform to design and engineer de novo proteins that demonstrate specific biological properties that provide potentially superior therapeutic benefit over existing native proteins. Existing protein engineering treatments generally involve the modification of native proteins. With our proprietary platform we design completely new protein structures from the ground up, capable of demonstrating specifically desired biological properties. Through this method we are able to produce proteins that, while resembling native proteins, can be designed around the structural issues of native proteins while delivering therapeutic benefit. We are initially focused on key cytokine mimetics, which we refer to as NeoleukinsTM. These de novo proteins have the capacity to be agonists, antagonists, or result in conditional activation of specific cytokine receptors such that they can regulate inflammation or the immune response to cancer. NeoleukinsTM can be modified to adjust affinity, thermodynamic stability, resistance to biochemical modification, pharmacokinetic characteristics, and targeting to tumor or inflamed tissues.

Our lead product candidate, NL-201, is a de novo protein designed to mimic the therapeutic activity of the cytokines interleukin-2, or IL-2, and interleukin-15, or IL-15, for the treatment of various types of cancer, including renal cell carcinoma, or RCC, and melanoma, while limiting the toxicity caused by the preferential binding of native IL-2 and IL-15 to non-target cells. In preclinical studies, a closely-related precursor to NL-201 demonstrated higher levels of activity in multiple murine solid tumor syngeneic models as compared to recombinant, native IL-2.

As of June 30, 2019, after giving effect to the Merger, including Merger related expenses, we expect to have approximately $65 million in cash and cash equivalents. Based on our current operating plan, we believe that our available cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements through 2021. However, our future capital requirements and the period for which we expect our existing resources to support our operations, fund expansion, develop new or enhanced products, or otherwise respond to competitive pressures, may vary significantly from our expectation and we may need to seek additional funds sooner than planned.

De Novo Protein Design Technology

Our proprietary Neoleukin Platform is a set of advanced computational algorithms enabling the design of functional de novo proteins. A protein is generally defined as one or more chains of covalently-linked amino acids – totaling at least 50 amino acids – that assemble into a 3-dimensional structure. Human cells contain tens of thousands of different proteins; however, this is still only a small subset of all possible amino acid sequences that can be assembled to form a protein. While protein engineering to date has largely been conducted through the modification of native proteins, with our platform we are able to explore the full sequence space, guided by the physical principles that underlie protein folding and design functional proteins from the ground up. Our de novo proteins fit the above definition of a protein, but, unlike native proteins, are designed using our proprietary computational algorithms. One of our co-founders, Daniel Silva, Ph.D., developed the Neoleukin Platform and used it to design the first NeoleukinsTM while a researcher at the University of Washington’s Institute for Protein Design, a pioneering lab in de novo protein design led by David Baker, Ph.D. Successful de novo protein design is a cutting edge process that requires both the advanced computational tools of our proprietary platform and deep insight into how a sequence of amino acids will fold into a stable 3-dimensional protein.

To design a NeoleukinTM using the Neoleukin Platform, we begin with an accurate model of the biological target. This is typically a high-resolution crystal structure but may instead be a computationally-modeled structure. Then, critical points of contact between molecular interfaces are identified so that essential interactions can be maintained or strengthened, and undesirable interactions can be avoided. Next, we use a computational algorithm to build idealized 3-dimensional topologies. Finally, we use a separate computational algorithm to select amino acids for each position within the idealized 3-dimensional topologies that maximizes interactions at the desired interface and the thermodynamic stability of the resulting protein. The resulting amino acid sequences are then expressed in bacteria, tested in the laboratory, and further modified to optimize the final sequence. The resulting protein is unlike anything that exists in nature, and can be fine-tuned to improve on the desired biological activity.

While we are currently focused on the design of de novo cytokine mimetics, we believe this approach could be used broadly to widen the therapeutic window and improve drug-like characteristics of therapeutic proteins, including chemical stability, pharmacokinetic properties, or novel routes of administration. Furthermore, we believe that the Neoleukin Platform can also be used to generate de novo proteins that inhibit activation of specific receptors, a property that could be valuable for treatment of inflammatory or autoimmune conditions. Computational design of therapeutic proteins is in a very early stage. The potential is vast, and we are focused on continuing to improve the technology and realizing the tremendous potential of de novo protein design to improve human health.

Our Strategy

Our business model is focused on three primary goals:

•	Develop proprietary de novo protein immunotherapies for the treatment of cancer and inflammatory conditions;

•	Become the leader in de novo protein design for therapeutic applications by strengthening our intellectual property and know-how; and

•	Collaborate with leading biotechnology and pharmaceutical partners to expand the scope of our platform.

The key elements of our strategy are:

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Rapidly advance NL-201 to clinical proof-of-concept. NL-201 is our lead product candidate and we believe will be the first entirely de novo therapeutic protein to be evaluated in a clinical setting. NL-201 is currently in preclinical development and manufacturing. We expect to conduct Investigational New Drug, or IND, enabling toxicology studies and anticipate submitting an IND by the end of 2020.

•

Generate preclinical data for additional product candidates. Our research activities are currently focused on the development of novel de novo interleukin receptor agonists and antagonists to expand our oncology pipeline. We are currently optimizing and evaluating several early research projects as potential clinical candidates. Beyond oncology targets, we also intend to develop de novo protein therapeutics to address significant unmet medical needs in inflammation and autoimmunity indications.

•

Expand the capabilities of the Neoleukin Platform. De novo protein design is in the earliest stages of development and has the potential to generate therapeutics to treat a wide range of human diseases. We believe that there will be a rapid evolution in the enabling technology, such that it will be feasible to design more complex and dynamic proteins in the future. We intend to devote a significant amount of resources to building our computational talent and infrastructure in order to position us as a leader in the design and development of de novo protein therapeutics.

•

Build partnerships to leverage the Neoleukin Platform. There is substantial interest in the field of de novo protein design for therapeutic applications. We intend to seek potential partners that can provide additional resources and expertise to further advance our pipeline and broaden our potential targets. We may also strategically pursue one or more collaborations to design, outlicense, or co-develop de novo proteins.

NL-201

Our lead program, NL-201, is an IL-2/IL-15 immunotherapy designed to eliminate binding to the alpha subunit of the IL-2 receptor (also known as CD25) while maintaining high-affinity binding to the beta and gamma subunits. In multiple preclinical animal models, a precursor to NL-201 demonstrated substantial anti-tumor activity with effectively no binding to CD25, as compared to native IL-2and to competitor engineered IL-2 variants in clinical development. Following these preclinical studies, we further refined our precursor to extend its half-life, resulting in our NL-201 product candidate. NL-201 is intended to be used as either a single-agent or in combination with complementary therapeutic modalities, including checkpoint inhibitors. In addition, NL-201 holds promise in combination with allogenic cell therapy to expand and maintain populations of transplanted CAR-T and natural killer, or NK, cells. NL-201 is positioned as a potential best-in-class IL-2/IL-15 immunotherapy.

IL-2 has a demonstrated mechanism of action for treating tumors, however, it has encountered issues as a therapeutic due to the biased activation of cells that contain CD25. CD25 induces conformational changes in IL-2 that enable high-affinity binding to the beta and gamma subunits of the IL-2 receptor. Preferential binding to endothelial cells expressing CD25 is believed to exacerbate vascular leak syndrome, while preferential activation of CD25-expressing regulatory T cells can inhibit anti-cancer immune responses. Due to IL-2’s potential for high toxicity and reduced efficacy over time, its use as a therapeutic has been limited.

While the problem posed by IL-2 is well understood, it has been difficult to modify native IL-2 to retain potent activation of IL-2 receptor signaling while eliminating binding to CD25. Instead of modifying native IL-2, we used the Neoleukin Platform to design a new sequence with the proper intermolecular interactions to efficiently bind the beta and gamma subunits while eliminating CD25 binding. As opposed to traditional recombinant human, or humanized, protein therapeutics, de novo proteins are entirely novel sequences with no homology to native proteins. As a result, there is a potential that patients may mount an anti-drug immune response against NL-201. However, we believe that this risk is mitigated by several factors, including the stability of the protein, resistance to proteolytic degradation, and the lack of an observed immune response in immunocompetent mice administered daily for 14 days with a closely-related precursor to NL-201.

Immunotherapy Market Overview

Over the past few decades, the potential of the immune system to control and/or eliminate cancer has been better understand and appreciated. Immunotherapies, including allogenic stem cell transplantation, checkpoint inhibitors, and cellular therapies have led to impressive improvements in patient outcomes. Immunotherapy is the fastest growing segment of the oncology market, with projected compound annual revenue growth rate of at least 14% through 2024. Immune checkpoint inhibitors are the most widely used class of cancer immunotherapy. Checkpoint inhibitors promote an anti-cancer immune response by blocking inhibitory signals between cancer cells and the immune microenvironment (i.e. ‘taking the brakes off’ the immune system). Patients with metastatic cancers, who previously had uniformly poor prognoses, now have the opportunity to achieve durable responses with checkpoint inhibitors. The initial drug in this class, ipilimumab, was approved in 2011. Since that time, at least five additional checkpoint inhibitors have been approved for over 10 tumor types. In addition to checkpoint inhibitors, other notable cancer immunotherapies expected to improve cancer outcomes over the next decade include bi-specific T-cell engagers, such as blinatumomab, and more recent CAR-T therapies, such as tisagenlecleucel and axicabtagene ciloleucel.

Limitations of Current Treatments

Despite achieving success in a subset of patients, checkpoint inhibitors often fail to control tumor growth. In addition, some patients do not tolerate checkpoint inhibitors. While checkpoint inhibitors work to block the mechanisms by which malignant cells evade immunological surveillance by anti-cancer T cells, they are less effective in patients who lack a favorable tumor microenvironment, expression of the inhibitory ligand, or sufficient tumor-specific antigens. For these patients, novel approaches to immunotherapy are needed that complement and/or enhance checkpoint inhibition. If checkpoint inhibition “takes the brakes off” the immune system, what is needed is a new class of agents that activate immune cells in the tumor microenvironment (i.e. “hit the gas”).

Stimulation of the IL-2 and IL-15 pathways is an attractive approach to generate an anti-cancer immune response, since it promotes the proliferation and activation of both CD8+ effector T cells and NK cells. Recombinant human IL-2, or aldesleukin, is a proven therapy and is approved for the treatment of adults with metastatic RCC or metastatic melanoma. However, significant toxicity has resulted in multiple black box warnings in the label, including a requirement that administration occur in the hospital under supervision of an experienced physician. As a result of these toxicities, aldesleukin is not frequently used in the clinic. In addition, aldesleukin has a relatively modest rate of durable remissions, potentially because it preferentially stimulates the proliferation of regulatory T cells, which can inhibit the antitumor response. There is a clear clinical need for an agent that stimulates an immunological response to cancer with greater selectivity and less toxicity than aldesleukin.

Initial Clinical Development Plan

We expect that NL-201 will be administered as monotherapy by intravenous injection and, during dose escalation, will be tested in patients with a variety of relapsed and refractory solid tumors. A dose and schedule will be determined by evaluation of safety, tolerability, pharmacokinetics, and pharmacodynamic measures to achieve the optimal regimen for outpatient administration. Multiple schedules may be tested during phase 1. Subsequently, we expect that expansion cohorts will be enrolled using tumor-specific inclusion/exclusion criteria to evaluate both safety and antitumor activity in uniform patient populations. If the clinical data are considered promising, additional trials will be initiated, which may include combination regimens and trials with registrational intent.

Research Programs

Beyond our initial focus on NL-201, our research team is working on further applying de novo protein design principles to develop therapeutics to address significant unmet medical needs in immuno-oncology, inflammation, and autoimmunity. Our research is powered by the Neoleukin Platform, our computational framework for developing highly selective, hyper-stable de novo immunomodulatory proteins. Beyond NL-201, we are developing targeted and conditionally-active IL-2/IL-15 mimetics, as well as cytokine mimetic programs for other oncology targets. Our research team is also actively applying the Neoleukin Platform to generate de novo receptor agonist and antagonist candidates against multiple targets of interest for inflammatory and autoimmune indications. As we validate additional candidates, they will enter our preclinical pipeline.

Intellectual Property

Our intellectual property strategy is centered around robust protection of our pipeline molecules and enabling technologies. While employees at the University of Washington, our scientific co-founders authored three provisional patents with claims covering the composition of matter of key molecule families as well as the computational algorithms that form the basis of the Neoleukin Platform. We have secured an exclusive license from the University of Washington to develop and commercialize these patents.

Also, through our research efforts, we anticipate generating intellectual property covering novel compounds and significant improvements on existing molecules. The patents that result from this new research will remain Neoleukin’s exclusive property. In addition, our research team is extending and enhancing our computational technology and capabilities. We intend to protect improvements to the Neoleukin Platform through a combination of new patent filings as well as the maintenance of trade secrets.

Competition

The biotechnology and pharmaceutical industries are characterized by rapid evolution of technologies, fierce competition and strong defense of intellectual property. While we believe that our Neoleukin Platform and our knowledge, experience and scientific resources provide us with competitive advantages going forward, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others.

The development of next-generation IL-2 or IL-15 agonists for cancer immunotherapy is an area of intense interest within the biotechnology industry. We are aware of several IL-2 or IL-15 agonists in various stages of clinical development. Noted in the table below are engineered variants of IL-2 that each attempt to improve on aldesleukin’s narrow therapeutic window by inhibiting IL-2’s natural high-affinity interaction with CD25 using traditional protein engineering approaches including steric inhibition and mutagenesis. While these strategies partially mitigate IL-2’s interaction with CD25, to our knowledge, none have successfully eliminated CD25-binding.

Developer	Name	Stage
NektarTherapeutics	NKTR-214	Phase II
Altor BioScience	ALT-803	Phase II
Alkermes	ALKS 4230	Phase I
Novartis	NIZ985	Phase I
Synthorx	THOR-707	Phase I
Medicenna	MDNA109	Preclinical
Pivotal Biosciences	PB101	Preclinical